FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust?s Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock Bond Allocation Target
Shares:
Series C Portfolio (BATSC).
2. Issuer:    Lincoln National Corporation (7.00%, 05/17/2066)

3.	Date of Purchase:  05/12/2006
4.	Underwriter from whom purchased: Morgan Stanley & Company
5.	Name of Affiliated Underwriter (as defined in the Trust's
procedures) managing or participating in syndicate:

	PNC Capital Markets LLC

6.	Aggregate principal amount of purchased (out of total offering):
$50,000 out of total offering of $800,000,000
7.	Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): $55,000,000 out of offering of $800,000,000
8.	Purchase price (net of fees and expenses):  99.596
9.	Date offering commenced:  05/12/2006
10.	Offering price at end of first day on which any sales were made:
100.014
11.	Have the following conditions been satisfied:		Yes	No
a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
		Securities, or are securities sold in an	 Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
		Offering or part of an issue of government
      securities.						_X_	___


      Yes	No
	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				_X_	___

	c.	The underwriting was a firm commitment
		underwriting.						_X_	___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.	_X_	___

      e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).	_X_	___

f.          The affiliated underwriter has not received
      direct or indirect benefit as a result of
      BlackRock's participation in the offering?		_X_	___






Approved:  (s) Mitchell Garfin                         Date:       5/24/06

            Mitchell S. Garfin